UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2007

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 12, 2007, Montana Tunnels Mining, Inc. (“MTMI”), a wholly owned subsidiary of Apollo Gold Corporation (the “Company”), entered into a Facility Agreement by and among MTMI, the Company, Apollo Gold, Inc., a wholly owned subsidiary of the Company (“AGI”), RMB Australia Holdings Limited, an Australian corporation (“RMBAH”) and RMB Resources Inc., a Delaware corporation (“RMBR”). The Facility Agreement provides MTMI a credit facility with RMBAH in the maximum aggregate amount of $8,000,000, which may be drawn down from immediately, subject to the satisfaction of customary conditions precedent. The credit facility will bear interest at LIBOR plus 1.25% and is repayable in four quarterly payments beginning December 31, 2007 and maturing on September 30, 2008.

The Facility Agreement requires MTMI to use proceeds from the loans as follows: (i) first for distributions to AGI for the purpose of repayment of the debentures issued under the Trust Indenture between the Canada Trust Company, AGI and the Company dated November 4, 2004 (the “Secured Debentures”), and (ii) second, once the Secured Debentures have been repaid in full or converted in full to ordinary shares in the Company, for the general working capital purposes of MTMI, distributions by MTMI and any other purpose approved in writing by RMBR.

MTMI must repay the amounts borrowed under the facility in quarterly payments according to the following schedule: (i) 15% of the aggregate principal amount outstanding (“Principal Outstanding”) on December 31, 2007; (ii) 33% of the Principal Outstanding on March 31, 2008; (iii) 50% of the Principal Outstanding on June 30, 2008 and; (iv) 100% of the Principal Outstanding on September 30, 2008. MTMI must pay interest on the principal amount of each draw down at a rate of LIBOR plus 1.25%. Interest is payable in arrears to RMBR on account of RMBAH on the last day of an interest period agreed upon by MTMI and RMBR (the “Interest Period”). The Interest Period must be 30, 60 or 90 days or any other period that RMBR agrees with MTMI. No Interest Period may end after the maturity date of September 30, 2008 or such other date determined to be the final repayment date in accordance with the Facility Agreement.

The Facility Agreement contains various financial and operational covenants that impose limitations on MTMI, AGI and the Company. These include, among other things, requirements to maintain minimum coverage ratios and limitations on the ability of MTMI, AGI and the Company to incur indebtedness, make dividends or distributions, change the scope of operation of the Montana Tunnels Mine (the “Mine”), change the consolidated corporate budget for non-Mine expenditures of MTMI, AGI and the Company, and dispose of or encumber certain assets.

Subject in certain cases to applicable notice provisions and cure periods, events of default under the Facility Agreement include, without limitation: failure to make payments when due; certain misrepresentations under the Facility Agreement and certain other documents; breach of financial covenants in the Facility Agreement; breach of other covenants in the Facility Agreement and certain other documents; loss of certain mineral rights; compulsory acquisition or expropriation of certain secured property by a government agency; events of liquidation, receivership or insolvency of MTMI, AGI or the Company; occurrence of any event which has or is reasonably likely to have a material adverse effect on the assets, business or operations of MTMI, AGI and the Company, their ability to perform under the Facility Agreement and other transaction documents, or the rights of RMBAH or RMBR or the enforceability of a transaction document. The Facility Agreement provides that in the event of default, RMBR may declare that the debts and monetary liabilities of MTMI, AGI and the Company are immediately due and payable and/or cancel the facility.

In order to meet certain loan criteria under the Facility Agreement, on October 15, 2007, the Company hedged 2,267 tonnes (approximately 5,000,000 lbs) of lead and 3,418 tonnes (approximately 7,500,000 lbs) of zinc, which amounts are expected to equal approximately 65% and 40% respectively of the Company’s share of lead and zinc production from the Mine during the next 12 months. No gold or silver production was hedged. The lead and zinc hedge is in the form of a no premium collar (buy a put, sell a call) at the following prices: lead = put $1.40 per lb, call $1.90 per lb and zinc = put $1.20 per lb, call $1.54 per lb.

In connection with the Facility Agreement, on October 12, 2007 MTMI, RMBAH and RMBR entered into a Pledge Agreement, a Mortgage, Security Agreement and a Guaranty. Pursuant to the Pledge Agreement, AGI pledged all the outstanding capital stock of MTMI to RMBAH and RMBR as security for performance of the Facility Agreement. Pursuant to the Mortgage and the Security Agreement, MTMI granted RMBAH and RMBR a security interest in substantially all of MTMI’s assets as security for the Facility Agreement. Following repayment of the Secured Debentures, MTMI’s obligations under the Facility Agreement will be secured by all of the Company’s assets at its Black Fox project in Ontario, Canada. Pursuant to the Guaranty, the Company and AGI agreed to guarantee all of MTMI’s obligations under the Facility Agreement.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the Facility Agreement attached hereto as Exhibit 10.1 and incorporated by reference herein.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (d)     Exhibits

Exhibit No.	Description
10.1	Facility Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2007

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President - Finance and Corporate Development